January 22, 2021

To the Board of Directors

I have acted as counsel to My Palace Portal, Inc . (the 'Company' ) with respect to the preparation and filing of an Offering Statement on Form 1-A. The Offering Statement and pre-qualification amendments , cover the contemplated sale of 1,000,000 shares of the Company's Class B Common   Shares.

In connection with the opinion contained herein, I have examined the Offering Statement as well as the pre-qualification amendment, the  Articles of Incorporation and amendments thereto, the By-laws  and resolutions of the Company's Board of Directors as well as all other documents  necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all the signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents  of all documents as certified or photostatic copies and the authenticity of the originals.

Based upon the foregoing, I am of the opinion that the shares of Class b Common Shares  being sold pursuant to the Offering  Circular are duly authorized and will be, when issued,  legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy or completeness of the Offering Circular or any portion thereof.

I further consent to the use of this opinion as an exhibit to the Offering Circular